Exhibit 4.1

AMENDMENT NO. 3 TO

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

STAR GAS PARTNERS, L.P.

This Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P. (the “Partnership”), dated as of November 19, 2004 (this “Amendment”), is entered into among Star Gas LLC, as the general partner of the Partnership (the “General Partner”), and the limited partners of the Partnership. Initially capitalized terms used herein and not otherwise defined herein are used as defined in the Partnership Agreement (as defined below).

WHEREAS, the Partnership is the sole limited partner of Star Gas Propane, L.P. (the “OLP”) and the General Partner is the sole general partner of the OLP; and

WHEREAS, the Partnership and the General Partner have entered into an Interest Purchase Agreement, dated November 18, 2004, with Inergy Propane, LLC (the “Buyer”) and Inergy, L.P., pursuant to which (i) the Partnership has agreed to transfer all of its limited partner interest in the OLP to the Buyer and the Partnership will thereby withdraw from the OLP as a limited partner of the OLP, and (ii) the General Partner has agreed to transfer all of its general partner interest in the OLP to an affiliate of the Buyer and the General Partner will thereby withdraw from the OLP as a general partner of the OLP; and

WHEREAS, in order to implement the transactions contemplated by the Purchase Agreement, it is necessary to make certain amendments to the Amended and Restated Agreement of Limited Partnership of the Partnership, dated March 26, 1999, as amended (the “Partnership Agreement”); and

WHEREAS, pursuant to Section 15.1(d)(i) of the Partnership Agreement, and subject to certain exceptions that the General Partner has determined are not applicable in this instance, the General Partner, in its capacity as general partner of the Partnership, is authorized to make amendments to the Partnership Agreement without the approval of any Limited Partner or Assignee, so long as the amendments do not adversely affect the Limited Partners in any material respect; and

WHEREAS, the General Partner has determined that the amendments to the Partnership Agreement set forth below do not adversely affect the Limited Partners in any material respect.

NOW, THEREFORE, it is hereby agreed as follows:

Amendments.

A. Section 5.2 (g) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“(g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) if the Overallotment Option is not exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Effective Time occurs shall be allocated to Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month or (ii) if the Overallotment Option is exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the closing of the Overallotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the Business Day in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.”

B. Section 13.1(a)(i) of the Partnership Agreement is hereby amended by deleting the following language therefrom: “(and it shall be deemed that the General Partner has withdrawn pursuant to this Section 13.1(a)(1) if the General Partner voluntarily withdraws as general partner of the Operating Partnership)”.

Binding Effect. This Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto and all other parties to the Agreement and their respective successors and assigns.

Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.

Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

GENERAL PARTNER:

STAR GAS LLC

By:	/s/ IRIK P. SEVIN
Name: Irik P. Sevin
Title: Chairman, President and Chief Executive Officer

LIMITED PARTNERS:

All limited partners of the Partnership, pursuant to the Powers of Attorney granted to the General Partner.

By:	STAR GAS LLC

General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4 of the Partnership Agreement.

By:	/s/ IRIK P. SEVIN
Name: Irik P. Sevin
Title:Chairman, President and Chief Executive Officer